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Exhibit 23.2

CONSENT OF MILLER AND LENTS, LTD.
INDEPENDENT PETROLEUM ENGINEERS

          As independent petroleum engineers, Miller and Lents, Ltd. hereby consents to use of our reports dated June 10, 2011, with respect to estimates of reserves and future net revenues as of December 31, 2010 and March 31, 2011, respectively, in the Registration Statement on Form S-1 for LRR Energy, L.P., or the Registration Statement, and to all references to our firm included in the Registration Statement.

          The Registration Statement contains references to certain reports prepared by Miller and Lents, Ltd. for the exclusive use of LRR Energy, L.P. The analysis, conclusions and methods contained in the report are based upon information that was in existence at the time the reports were rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such reports in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. that may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442

By:	/s/ Leslie A. Fallon Leslie A. Fallon Vice President

Houston, Texas
October 28, 2011

TWO HOUSTON CENTER • 909 FANNIN STREET, SUITE 1300 • HOUSTON, TEXAS 77010
TELEPHONE 713-651-9455 • TELEFAX 713-654-9914 • e-mail: mail@millerandlents.com

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  Exhibit 23.2
CONSENT OF MILLER AND LENTS, LTD. INDEPENDENT PETROLEUM ENGINEERS